UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2009

GLOBAL WEST RESOURCES, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-52996	26-4238285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

601 Union Street, Suite 4500, Seattle, WA 98101
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (206) 262-9545

45 Milford Ave., Toronto ON. M6M 2W1
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2009 Pavle Zderic, President, Secretary, Treasurer and Director (sole officer and director) resigned from Global West Resources, Inc. (the “Company”) for reasons which do not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, or regarding the general direction of the Company.

On February 11, 2009, the Board of Directors (the “Board”) of the Company appointed James L. Vandeberg as its sole director and officer of the Company.   Mr. Vandeberg is a lawyer in Seattle, Washington. His practice focuses on the corporate finance area, with an emphasis on securities and acquisitions. Mr. Vandeberg was previously general counsel and secretary of two NYSE companies. He is a director of REGI U.S., Inc., an Oregon corporation, traded on the OTC Bulletin board.  He is a director of Information-Highway.com, Inc., a Florida corporation traded on the Pink Sheets. He is also a director of IAS Energy Inc. an Oregon corporation traded on the OTC bulletin board. Mr. Vandeberg is also a director of Reg Technologies Inc., a British Columbia corporation, which is traded on the OTC bulletin board.  He is a former director of the American Society of Corporate Secretaries. He became a member of the Washington Bar Association in 1969 and of the California Bar Association in 1973. Mr. Vandeberg graduated cum laude from the University of Washington with a Bachelor of Arts degree in accounting in 1966, and from New York University School of Law in 1969, where he was a Root-Tilden Scholar.

The Board has not named Mr. Vandeberg to any committees or subcommittees of the Board at this time.  To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, no such information exists.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                         GLOBAL WEST RESOURCES, INC.
(Company)

/s/          James L. Vandeberg
 ________________________________
By: James L. Vandeberg
Its: President, CEO
Date: February 12, 2009